Exhibit 10.1
General Release & Severance Agreement
     This General Release and Severance Agreement (“General Release Agreement”) is made and entered into between Poe A. Timmons (“Associate”) and Tween Brands, Inc. (the “Company”).
WHEREAS, the parties wish to terminate their employment relationship and wish to fully dispose of any and all claims of whatever kind or nature which Associate ever had or may now have against the Company

WHEREAS, in consideration of the termination benefits outlined in the Separation Pay, Confidentiality & Non-Competition Agreement between Too, Inc. and Poe A. Timmons dated June 10, 2005 (“Separation Pay Agreement”), and by signing this General Release Agreement, the parties agree as follows:
1.	Associate has resigned as an officer of the Company and it subsidiaries and affiliates as of the close of business August 18, 2006 (“Separation Date”).
2.	In consideration for signing this General Release Agreement, the Company agrees to pay Associate termination benefits in accordance with the terms of the Separation Pay Agreement for a termination without cause as set forth in Paragraph 4 and all other relevant provisions of the Separation Pay Agreement. Pursuant to Paragraph 4 of the Separation Pay Agreement, Company shall pay Associate eleven thousand nine hundred twenty-three and 7/100 dollars ($11,923.07), (current rate) minus the deductions required by law (including applicable withholding), on a bi-weekly basis for a period beginning on the first normal pay period after this General Release Agreement becomes irrevocable in accordance with Paragraph 19, below, and ending after the Associate has received a total of twenty-six (26) such payments over a period of fifty-two (52) weeks, or the date the Associate is employed (including self-employed) at an equivalent rate of pay, whichever occurs first. If the Associate obtains employment (including self-employment) at a lower rate of pay, she will continue to receive the differential between the two rates of pay for the balance of the fifty-two (52) weeks. Associate also agrees to immediately inform the Senior Vice President, Human Resources if Associate accepts employment or begins self-employment during the fifty-two (52) week period of salary payments, so that the referenced deductions can be made
3.	The Company agrees to pay the Associate upon the date this General Release Agreement becomes irrevocable, all vacation entitlement that is currently earned, but unused.
4.	The Company agrees to pay the Associate, upon the date this General Release Agreement becomes irrevocable, her full incentive compensation for the Spring 2006 Season pursuant to the Company’s Incentive Compensation Plan.
5.	The Company will provide the COBRA continuation of benefits at our costs (no cost to Associate) for up to a total of fifty-two (52) weeks, or the first day of eligibility of insurance with another employer, whichever is earliest.
6.	The Company agrees to pay the cost of outplacement services up to an amount not to exceed five thousand and 00/100 dollars ($5,000.00). These services will be offered only through a provider previously approved by the Company. The cost of any outplacement services will be reimbursed directly by the Company to the provider. This enhanced benefit is not reimbursable to the associate.
7.	Too, Inc. Savings and Retirement Plan vested balances may remain in, be transferred from, or paid to you in accordance with laws and regulations governing 401(k) plans.
8.	The Associate will have 90 days from the Separation Date to exercise any vested, but unexercised options, as allowed by the Stock Option and Performance Incentive Plan.

9.	Neither the Associate nor any officer, director or any authorized spokesperson of the Company shall state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in its/her market and community at large.
10.	The sums of money and conditions set forth as specified in paragraphs (1), (2), (3), (4), (5), (6) and (7) of the General Release Agreement represent any and all termination pay, back pay, wages, vacation pay, damages (liquidated or unliquidated), benefits, attorneys’ fees, costs, interest or other monies to which Associate may now be entitled from the Company.
11.	Associate agrees to make herself available for testimony at any proceeding and/or consultation with the Company’s attorneys, and to cooperate fully during any investigation with respect to any pending or future litigation that involves the Company. The Company agrees to pay in full all reasonable expenses associated therewith.
12.	This General Release Agreement does not prevent the Associate from filing for unemployment compensation benefits.
13.	Except for her rights under this General Release Agreement, the Associate acquits, releases and forever discharges, the Company, its affiliates, and all of their past, present and future officers, directors, agents, employees and shareholders, of and from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which she ever had or may now have, through the date of Associate’s execution of this General Release Agreement, with respect to any aspect of her employment by, or termination of employment from, the Company and with respect to any other agreement, under other federal, state or local law with respect to age, race, sex, and other forms of employment discrimination, breach of contract, tort or other federal, state and local laws relating to employment and its termination.
14.	Except for its rights under this General Release Agreement, the Company acquits, releases and forever discharges the Associate of and from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which it ever had or may now have, through the date of Associate’s execution of this General Release Agreement, with respect to any aspect of Associate’s employment by, or termination of employment from, the Company.
15.	Associate hereby certifies that she is not aware of any control weakness, compliance issue or accounting issues that have not been previously disclosed to the Company’s Chief Executive Officer and/or its Chief Operating Officer or have been specifically identified and recognized as an issue in the Sarbanes-Oxley Section 404 process.
16.	Associate agrees to refrain from divulging (directly or indirectly) to any person or entity, in any manner whatsoever, information concerning any matters affecting or relating to the operations, business or personnel of the Company or any of its affiliated companies except insofar as she is required to testify as a witness in a response to a subpoena and then only to the extent required by law. This does not prohibit the Associate from divulging information currently available in the public domain.
17.	Until August 18, 2007, Associate will not, directly or indirectly, work for or contribute to the efforts of any of the following competitors of the Company: abercrombie kids, Children’s Place Retail Stores, Inc., Gap Kids, Gymboree Corp., Delias, Claire’s Stores, Inc., or any other business either now in formation but unknown to the Company or yet to be formed that sells apparel to girls between the ages of 7 – 14.
18.	Associate agrees to return all Company property within five (5) days of the execution of this General Release Agreement, including but not limited to all documents explaining Company policies and procedures and personnel-related documents on other associates.
19.	The parties agree that if the terms are acceptable, the Associate has twenty-one (21) days from her date of receipt to sign this General Release Agreement. Associate understands that she should discuss any concerns she may have with her lawyer before executing this General Release Agreement. By law, after Associate signs this General Release Agreement she has seven (7) days from that date in which she can change her mind and revoke it. To revoke this General Release Agreement, Associate must deliver a written revocation to the Senior Vice President, Human Resources at Tween Brands, Inc., 8323 Walton Parkway, New Albany, OH 43054 by 5:00 p.m. on or before the seventh day following the date the Associate signs this General Release Agreement.
20.	Associate and Company agree that this General Release Agreement is intended to avoid all litigation relating to Associate’s employment with the Company and Associate’s separation therefrom; therefore, it is not to be considered as the Company’s admission of liability to Associate – liability which the Company denies, nor is it intended to be an admission by Associate of any liability or wrongdoing of Associate – liability which Associate denies.
21.	This General Release Agreement may not be changed orally and this General Release Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and, with the exception of Paragraphs (1), (2) and (3) of the Separation Pay Agreement (which provisions are hereby incorporated by reference), supersedes all prior agreements and understandings, oral or written, between the Associate and the Company.
22.	This General Release Agreement will be governed and interpreted in accordance with Ohio law.
23.	WHEREFORE, the parties hereto have read all of the foregoing, understand the same, have had an opportunity to review it with legal counsel, if any, and agree to all of the provisions contained herein.

Tween Brands, Inc.

By:	/s/ Ron Sykes	8/29/06

	Ron Sykes Senior Vice President, Human Resources	Date of Agreement Execution
Signature below must be executed in the presence of Notary.

By	/s/ Poe Allison Timmons	Agreed and accepted as of	8/28/06
Date

State of	Ohio

County of	Franklin
Sworn to and subscribed before me this     28th    day of   August  ,   Patricia Thompson   My commission expires:   9/2/08